UNDERWRITING AGREEMENT

                                        August 4, 1994

          International Paper Company
          Two Manhattanville Road
          Purchase, New York  10577

          Dear Sirs:

                    We understand that International Paper Company, a New York corporation (the "Company"), proposes to issue and sell $150,000,000 aggregate principal amount of its 7 5/8% Notes Due August 1, 2004 (the "Offered Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and Morgan Stanley & Co. Incorporated, CS First Boston Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters") severally agree to purchase the Offered Securities at a purchase price equal to 99.277% of the principal amount of the Offered Securities, plus interest, if any, accrued on the Offered Securities from August 1, 1994.

                    The Underwriters will pay for such Offered
          Securities upon delivery thereof at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York at 10:00 a.m., New York City time, on August 11, 1994, or at such other time as shall be jointly designated by the Underwriters and the Company.

                    The Offered Securities will be issued pursuant to the Indenture relating to Senior Debt Securities dated as of April 1, 1994 (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, N.A., as Trustee, and will have the following terms:

          MATURITY:                   August 1, 2004

          INTEREST RATE:              7 5/8% per annum

          INTEREST PAYMENT DATES:     February 1 and August 1, of
                                      each year, commencing
                                      February 1, 1995

          REDEMPTION PROVISIONS:      None

          SINKING FUND PROVISIONS:    None

          DEFEASANCE PROVISIONS:      The Senior Indenture
                                      provisions relating to
                                      defeasance will apply to the
                                      Offered Securities.

          CONVERSION RIGHTS:          None

          REPURCHASE UPON
            CHANGE OF CONTROL:        The Offered Securities will
                                      be redeemable at the option
                                      of the Holders in the event
                                      of a Change in Control.

                    The respective principal amounts of the
          Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

                    All the provisions contained in the document entitled International Paper Company Underwriting Agreement Standard Provisions (Debt), a copy of which you have previously received, except to the extent otherwise provided herein, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.

                    Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us by telecopy.

                                   Very truly yours,

                                   MORGAN STANLEY & CO. INCORPORATED
                                   CS FIRST BOSTON CORPORATION
                                   MERRILL LYNCH & CO.
                                   Merrill Lynch, Pierce, Fenner & Smith
                                               Incorporated

                                   By:  MORGAN STANLEY & CO. INCORPORATED

                                   By:   /s/ William H. White
                                        Name: William H. White
                                        Title: Vice President

          Accepted as of the date hereof:

          INTERNATIONAL PAPER COMPANY

          By:   /s/ E. William Boehmler
               Name: E. William Boehmler
               Title: Vice President and
                              Treasurer



                                     SCHEDULE A

                                                          Principal
          Underwriter                                       Amount

          Morgan Stanley & Co. Incorporated . . .       $ 50,000,000

          CS First Boston Corporation . . . . . .         50,000,000

          Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated  . . . . . . .         50,000,000

               Total  . . . . . . . . . . . . . .       $150,000,000